Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR APPOINTS KAREN KATZ
PRESIDENT AND CEO OF NEIMAN MARCUS GROUP LTD LLC
TO ITS BOARD OF DIRECTORS

Baltimore, MD (October 16, 2014) - Under Armour, Inc. (NYSE: UA) today announced that Karen Katz, President and CEO of Neiman Marcus Group LTD LLC, a leading luxury and fashion retailer, has joined the company’s board of directors.
Ms. Katz has served as President and CEO and a member of the Board of Directors of Neiman Marcus Group LTD LLC since 2010. Neiman Marcus Group is an international multi-brand omnichannel retailer whose portfolio of brands includes Neiman Marcus, Bergdorf Goodman and mytheresa.com. Since joining Neiman Marcus in 1985, Ms. Katz has served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President - Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus Online, and President and CEO, Neiman Marcus Stores.
"We are thrilled to welcome Karen Katz to our Board,” said Kevin Plank, Under Armour’s Chairman and CEO. “Karen brings a wealth of retail knowledge and a keen understanding of the customer shopping experience across channels. With her experience leading an iconic retailer known internationally for luxury brands and superior service, Karen will be a great asset to our Board as we continue to expand UA’s presence across the globe.”
“I have admired Kevin Plank and Under Armour from afar,” said Ms. Katz. “He has assembled an impressive team. I am honored to join the Under Armour Board, and look forward to seeing how a founder and CEO operates a dynamic and fast-growing company known for innovation and its competitive edge."

About Under Armour, Inc.
Under Armour (NYSE: UA), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. Under Armour’s wholly owned subsidiary, MapMyFitness, powers one of the world’s largest Connected Fitness communities. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.
About Neiman Marcus Group LTD LLC:
Neiman Marcus Group LTD LLC operations include the Specialty Retail Stores segment and the Online segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus, Bergdorf Goodman and Last Call stores. The Online segment conducts direct to consumer operations under the Neiman Marcus, Horchow, CUSP, Last Call and Bergdorf Goodman brand names. For more information, visit www.neimanmarcusgroup.com.